Exhibit 99.1

                                                            Investor Inquiries:
                                                            Robert K. Gudbranson
                                                            (440) 329-6001

NEWS RELEASE


INVACARE CORPORATION REPORTS FIRST QUARTER EARNINGS IN LINE WITH PRIOR GUIDANCE

ELYRIA, Ohio - (April 17, 2003) - Invacare Corporation (NYSE: IVC) today reported its financial results for the first quarter ended March 31, 2003.

CONSOLIDATED RESULTS
Earnings per share for the quarter were $0.39 versus $0.38 last year. Net earnings were $12.3 million. Net sales for the quarter increased 8% to $276.7 million versus $255.1 million last year. Adjusting for foreign currency and the exit of two product lines in the third quarter of 2002, net sales increased 5% for the quarter*. Results for the quarter benefited from higher net sales, partially offset by a lower gross margin and higher selling, general and administrative expense (SG&A).

In the quarter, the gross margin as a percentage of net sales decreased 0.2 percentage points compared to last year's quarter, primarily due to a sales mix toward lower margin products and pricing pressures, particularly in the standard products segment. SG&A expense increased 13% over last year's quarter due in part to foreign currency translation, continued investments in marketing and branding programs, a significant increase in insurance costs and additional provisions for bad debts.

A. Malachi Mixon, III, chairman and chief executive officer, stated, "Invacare's stronger than expected sales growth allowed us to meet the earnings per share guidance for the quarter. Double-digit growth in the sales of consumer power products and respiratory products led the improved revenue growth. Additionally, the Company continued to generate strong free cash flow*, totaling $15.5 million for the quarter. The Company expects free cash flow for the year to be between $65 million and $75 million." Free cash flow is defined as net cash provided by operating activities less the purchases of property and equipment.

NORTH AMERICA
For the quarter, North American net sales increased 4% to $200.4 million versus $191.8 million last year. Adjusting for the exit of two product lines, net sales increased 6% for the quarter*.

--------------------------------------------------------------------------------
* Net sales adjusted for the exit of two product lines and free cash flows are non-GAAP financial measures, which are reconciled to related GAAP financial measures in the "Reconciliation" tables included after the Condensed Consolidated Balance Sheet in this press release.

Sales of the rehab products line increased 12%, due largely to the continued strength of sales of consumer power products introduced in 2002. Respiratory products sales increased 27%, and Invacare Supply Group sales increased 5%. Standard products sales declined 5%, primarily due to continued pricing pressures, and sales to nursing homes through Invacare Continuing Care Group decreased 6%, primarily due to a difficult regulatory environment related to Medicaid reimbursement.

For the quarter, earnings before income taxes decreased versus last year largely due to a shift in the product mix toward lower margin respiratory products, consumer power products and supplies coupled with increased spending on branding and marketing programs, bad debt expense and insurance costs.

EUROPE
For the quarter, European net sales increased 15% to $62.4 million versus $54.3 million last year. Adjusting for foreign currency, European net sales decreased 4% for the quarter due to slower than expected sales in the Nordic region and reimbursement pressures in Germany. For the quarter, earnings before income taxes increased primarily due to an improved gross margin related to cost reduction projects and a shift in sales mix toward higher margin products, along with a favorable impact from foreign currency translation.

AUSTRALASIA
For the quarter, Australasian net sales increased 54% to $13.9 million versus $9.0 million last year. Adjusting for foreign currency, Australasian net sales increased 22% in the quarter versus last year. A significant amount of the increase is related to larger purchases by a customer of Dynamic Controls. For the quarter, earnings before income taxes increased compared to last year due in part to increased sales, a favorable impact from foreign currency translation and tight controls on SG&A spending.

FINANCIAL CONDITION
Total debt outstanding was $225.0 million at the end of the first quarter, bringing debt-to-total capitalization to 30.8% versus 33.2% at the end of last year. With the current debt-to-total capitalization level, the Company has flexibility to purchase additional common shares and to make accretive acquisitions. During the quarter, the Company paid down debt by $14.1 million and purchased 272,500 shares of common stock for $8.3 million. The Company has authorization to purchase up to approximately 1.4 million additional common shares. Days sales outstanding improved by 9 days to 67 days, compared to 76 days at the end of first quarter last year. Inventory turns were 5.6, flat with turns at the end of first quarter last year.

OUTLOOK
Despite tight credit conditions for our customers, the commencement of lower Medicaid reimbursement in many states in the US, and reimbursement pressures in much of Europe, the Company exceeded the high end of the sales forecast for the first quarter. However, in North America, the increase in sales was primarily in lower margin products and there has been further pricing pressure from imports, particularly in the standard products line.

In light of these concerns, the Company expects continuing pressure on the gross margin until additional cost reduction projects are implemented later in 2003. With a lower gross margin than previously expected, the Company expects earnings per share in 2003 to be between $2.10 and $2.20, down from previous guidance of between $2.20 and $2.30. Net sales for the year are expected to be between 8% and 11% above last year. For the second quarter, the Company expects a net sales increase of between 7% and 10% and earnings per share of between $0.47 and $0.52.

Commenting on the Company's anticipated results, Mixon said, "The Company will accelerate cost reduction projects in order to respond to the pricing pressures from copycat imports. As previously announced, we are transferring virtually all steel wheelchair manufacturing to Mexico. Additionally, the Company is currently evaluating the economics of establishing a manufacturing presence in China through a joint venture, an enhanced supplier relationship or direct ownership. The Company plans on building on the excellent job that our Hong Kong sourcing office has done since 2001 by having the capability to manufacture additional products and components in China."

Mixon continued, "Despite weakness in sales of the standard product line over the last few quarters, we continue to be pleased with the strong performance of our other product lines in North America. Newly introduced products in total accounted for 48% of North America's first quarter equipment sales in the homecare channel, up from 44% in the fourth quarter of last year. We believe that the Company can reach its fourth quarter 2003 target of replacing 90% of North American equipment sales in the homecare channel from new products introduced since October 2001. The new product introductions remaining in 2003 together with additional cost reductions in the standard product line should return Invacare to double-digit earnings growth in the fourth quarter of this year."

Invacare Corporation (NYSE:IVC - news), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home medical products that promote recovery and active lifestyles. The Company has 5,300 associates and markets its products in 80 countries around the world. For more information about the Company and our products, visit Invacare's website at www.invacare.com.


This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "will," "should," "plan," "intends," "expect," "continue," "believe," "anticipate" and "seek," as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: pricing pressures, increasing raw material costs, the consolidations of health care customers and competitors, government reimbursement issues (including those that affect the viability of customers), the ability to design, manufacture and distribute new products with higher functionality and lower costs, the ability to accelerate market acceptance of and transition to new products, the effect of offering customers competitive financing terms, Invacare's ability to successfully identify, acquire and integrate strategic acquisition candidates, the difficulties in managing and operating businesses in many different foreign jurisdictions, the timely completion of facility consolidations, the vagaries of any litigation or regulatory investigations that the Company may be or become involved in at any time, the difficulties in acquiring and maintaining a proprietary intellectual property ownership position, the overall economic, market and industry growth conditions, foreign currency and interest rate risk, Invacare's ability to improve financing terms and reduce working capital, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. We undertake no obligation to review or update these forward-looking statements or other information contained herein.

                      INVACARE CORPORATION AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

                                                             Three Months Ended
                                                                  March 31,
        (In thousands, except per share data)                2003          2002
        ------------------------------------------------------------------------
        Net sales                                        $276,673      $255,081
        Cost of products sold                             196,222       180,447
                                                          -------       -------
             Gross profit                                  80,451        74,634
        Selling, general and administrative expense        60,520        53,417
        Interest expense - net                              1,664         3,539
                                                          -------       -------
             Earnings before income taxes                  18,267        17,678
        Income taxes                                        6,010         5,810
                                                          -------       -------
        Net earnings                                      $12,257       $11,868
                                                          =======       =======

        Net earnings per share - basic                      $0.40         $0.39
                                                          =======       =======
        Weighted average shares outstanding - basic        30,830        30,738
                                                          =======       =======

        Net earnings per share - assuming dilution          $0.39         $0.38
                                                          =======       =======
        Weighted average shares outstanding -
            assuming dilution                              31,431        31,572
                                                          =======       =======


Business Segments - The Company operates in three primary business segments based on geographical area: North America, Europe and Australasia. The three reportable segments represent operating groups which offer products to different geographic regions. Intersegment revenue for reportable segments was $15,729,000 for the quarterly period ended March 31, 2003 and $14,158,000 for the same period a year ago.

The information by segment is as follows:
                                                             Three Months Ended
                                                                  March 31,
         (In thousands)                                       2003         2002
         -----------------------------------------------------------------------
         Revenues from external customers
                North America                             $200,383     $191,769
                Europe                                      62,439       54,335
                Australasia                                 13,851        8,977
                                                          --------     --------
                Consolidated                              $276,673     $255,081
                                                          ========     ========

         Earnings (loss) before income taxes
                North America                             $ 16,108     $ 17,406
                Europe                                       2,320          906
                Australasia                                  1,266          438
                All Other                                   (1,427)      (1,072)
                                                          --------     --------
                Consolidated                              $ 18,267     $ 17,678
                                                          ========     ========

All Other consists of the domestic export unit, un-allocated corporate selling, general and administrative expense, the Invacare captive insurance unit and inter-company profits, which do not meet the quantitative criteria for determining reportable segments.

                      INVACARE CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                  March 31,        December 31,           March 31,
                                                                       2003               2002                2002
(In thousands)                                                   (unaudited)                            (unaudited)
-------------------------------------------------------------------------------------------------------------------
Current Assets
Cash, cash equivalents and marketable securities                    $ 6,746           $ 14,436            $ 12,890
Trade receivables - net                                             209,347            200,388             212,527
Installment receivables - net                                        16,983             20,953              31,340
Inventories - net                                                   115,344            111,382             104,568
Deferred income taxes and other current assets                       45,648             51,653              37,132
                                                                    -------            -------             -------
     Total current assets                                           394,068            398,812             398,457

Other Assets                                                         57,043             55,810              52,872
Plant and equipment - net                                           131,289            130,963             130,285
Goodwill - net                                                      337,548            321,118             299,794
                                                                    -------            -------             -------
     Total assets                                                  $919,948           $906,703            $881,408
                                                                   ========           ========            ========

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable                                                    $78,614            $80,511             $64,137
Accrued expenses                                                     67,393             66,414              61,749
Accrued income taxes                                                 19,278             16,049              17,513
Current maturities                                                    1,389              4,479               5,465
                                                                    -------            -------             -------
     Total current liabilities                                      166,674            167,453             148,864

Long-term debt                                                      223,626            234,134             314,408
Other long-term obligations                                          24,733             24,804              25,070

Shareholders' equity                                                504,915            480,312             393,066
                                                                    -------            -------             -------
     Total liabilities and shareholders' equity                    $919,948           $906,703            $881,408
                                                                   ========           ========            ========


                      INVACARE CORPORATION AND SUBSIDIARIES
                     RECONCILIATION OF NET SALES (UNAUDITED)


CONSOLIDATED:
                                                             Three Months Ended
                                                                 March 31,
           (In thousands)                                    2003          2002
           --------------------------------------------------------------------
           Net sales                                     $276,673      $255,081
           Less:
           Net sales of two exited product lines                -        (3,558)
           Foreign currency impact                        (13,572)            -
                                                         --------      --------
           Net sales adjusted for foreign currency
               and the exit of two product lines         $263,101      $251,523
                                                         ========      ========



NORTH AMERICA:
                                                             Three Months Ended
                                                                 March 31,
           (In thousands)                                    2003          2002
           --------------------------------------------------------------------
           Net sales                                     $200,383      $191,769
           Less:
           Net sales of two exited product lines                -        (3,558)
           Foreign currency impact                           (475)            -
                                                          --------     --------
           Net sales adjusted for foreign currency
               and the exit of two product lines         $199,908      $188,211
                                                         ========      ========




Net sales adjusted for the exit of two product lines is a non-GAAP financial measure that reflects the Company's net sales (either for the entire Company, or for its North American business only, as applicable) excluding net sales from these two North American product lines (liquid oxygen products and lift out chairs) as if the Company's exit of these product lines had occurred prior to all the periods presented. This measure is provided because management of the Company uses this information in evaluating the results of the operations of the Company and believes that this information provides investors better insight in evaluating net sales performance and trends. Information regarding the adjustment related to foreign currency is provided for ease of presentation and to reconcile to the percentages presented in the body of the press release.

                      INVACARE CORPORATION AND SUBSIDIARIES
                    RECONCILIATION FROM NET CASH PROVIDED BY
               OPERATING ACTIVITIES TO FREE CASH FLOW (UNAUDITED)



                                                             Three Months Ended
                                                                 March 31,
           (In thousands)                                    2003          2002
           --------------------------------------------------------------------
           Net cash provided by operating activities      $19,244       $26,873
           Less:
           Purchases of property and equipment             (3,775)       (4,721)
                                                          -------       -------
           Free Cash Flow                                 $15,469       $22,152
                                                          =======       =======


Free cash flow is a non-GAAP financial measure that is comprised of net cash provided by operating activities, less purchases of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including acquisitions, etc) after purchases of property and equipment.


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